	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2012 THIRD QUARTER AND NINE MONTH RESULTS

SEGUIN, Texas, November 6, 2012 – Alamo Group Inc. (NYSE: ALG) today reported record results for the third quarter ended September 30, 2012.

Net sales for the third quarter were $156.1 million compared to net sales of $155.1 million for the same quarter of 2011, an increase of 1%. Net income for the quarter was $8.6 million, or $0.71 per diluted share, versus $10.1 million, or $0.84 per diluted share, for the third quarter of 2011, a decrease of 15%. The decline in net income was attributed to some softness across all three of the Company's business segments.

Net sales for the first nine months of 2012 were a record $479.0 million and were 5% above 2011 nine-month net sales of $456.6 million. Net income in the 2012 nine month period was $24.7 million, or $2.05 per diluted share, compared to $24.6 million, or $2.06 per diluted share for the same period in 2011.

The Company's 2012 results include the effect of the acquisition of Tenco, which was completed in October 2011. In the third quarter of 2012, Tenco contributed $5.0 million to net sales and $0.1 million to net income. For the first nine months of 2012, Tenco contributed $20.1 million to net sales and $0.4 million to net income.

Alamo's North American Industrial Division net sales in the third quarter of 2012 were $62.0 million, an increase of 9% compared to net sales of $57.0 million in the prior year's third quarter. For the nine-month period, net sales in the Division were $196.8 million in 2012, versus $165.3 million in 2011, an increase of 19%. The 2012 results include the contributions of Tenco, as outlined above. Without Tenco, net sales in the third quarter of 2012 were flat compared to the previous year. These results reflect softer market conditions in this sector, which is primarily focused on governmental end users and related contractors. Sales to municipalities were noticeably weaker during the quarter.

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ALAMO GROUP ANNOUNCES 2012 THIRD QUARTER AND NINE MONTH RESULTS

The Company's North American Agricultural Division net sales were $54.1 million in the third quarter of 2012, compared to net sales of $55.3 million in the same period of 2011, a decrease of 2%. For the nine-month period, net sales were $155.5 million, versus $160.5 million in the previous year, a decrease of 3%. This reflects slower overall market conditions compared to the high growth rates of the last two years, as well as the further impact of reduced demand in areas affected by recent droughts.

Alamo Group's European Division net sales in the third quarter of 2012 were $40.0 million, a decrease of 7% compared to net sales of $42.8 million in the third quarter of 2011. For the first nine months of 2012, net sales in the Division were $126.7 million, versus $130.8 million in the same period of the previous year, a decrease of 3%. These results reflect the continued uncertainty in the overall European economy.

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, “Our results for the quarter reflected weakening global economic conditions. While our Industrial mowing and vacuum truck products held up reasonably well in North America, sales of big ticket items, such as excavators and street sweepers, were below expectations as governmental end users, particularly municipalities, showed signs of slowing. Similarly, the softness we began to see in our Agricultural division in the second quarter continued into the third quarter, especially in drought-affected areas. As expected, Europe remained our softest segment, as it continued to feel the effects of the financial turmoil and general economic uncertainty across that region. The lower sales for the quarter resulted in reduced overhead absorption rates, which, combined with softer than usual sales of higher margin aftermarket parts, affected profitability for the quarter.”

“While we remain cautious regarding economic conditions worldwide, we believe we have maintained or improved market share in most of our key markets and generated solid overall performance in a tough operating environment. Additionally, we feel confident that our markets, despite being affected by broader economic concerns, will continue to hold up better than many industrial segments as a result of our focus on infrastructure maintenance equipment and agricultural implements, as has been shown to be the case in the past. In addition, our balance sheet continues to strengthen, giving us the ability to push ahead with operational improvement initiatives, continue our product development program and pursue complimentary acquisitions.”

Mr. Robinson concluded, “Despite short-term economic headwinds, we continue to feel positive about Alamo Group's positioning and outlook. Going forward, we remain committed to executing on our strategy and believe our market leading presence will continue to perform well in an uneven economic environment.”

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ALAMO GROUP ANNOUNCES 2012 THIRD QUARTER AND NINE MONTH RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services. The Company, founded in 1969, had approximately 2,450 employees and operates eighteen plants in North America and Europe as of September 30, 2012. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)

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ALAMO GROUP REPORTS 2012 THIRD QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
North American
Industrial	$61,972	$56,965	$196,841	$165,319
Agricultural	54,135	55,301	155,487	160,510
European	39,971	42,791	126,670	130,767
Total Sales	156,078	155,057	478,998	456,596

Cost of sales	119,008	117,834	367,529	350,081
Gross margin	37,070	37,223	111,469	106,515
	23.8%	24.0%	23.3%	23.3%

Operating Expenses	23,992	22,762	73,073	69,007
Income from Operations	13,078	14,461	38,396	37,508
	8.4%	9.3%	8.0%	8.2%

Interest Expense	(392)	(506)	(1,360)	(1,715)
Interest Income	66	32	179	156
Other Income (Expense)	(234)	817	(656)	595

Income before income taxes	12,518	14,804	36,559	36,544
Provision for income taxes	3,943	4,748	11,855	11,907

Net Income	$8,575	$10,056	$24,704	$24,637

Net income per common share:

Basic	$0.72	$0.85	$2.08	$2.08

Diluted	$0.71	$0.84	$2.05	$2.06

Average common shares:
Basic	11,903	11,857	11,887	11,845

Diluted	12,056	11,947	12,047	11,964

Summary Balance Sheet Data

	9/30/2012	12/31/2011	9/30/2011
Receivables	153,834	143,934	148,285
Inventories	119,578	114,523	116,137
Current Liabilities	84,711	75,805	80,798
Long Term Debt	13,270	8,621	30,777
Equity	305,025	277,276	274,534